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Exhibit 8.1

October 16, 2015

Baylake Corp.

217 North Fourth Avenue

Sturgeon Bay, WI 54235

Ladies and Gentlemen:

We have acted as counsel to Baylake Corp., a Wisconsin corporation (“Baylake”), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of May 5, 2015 (the “Agreement”) and entered into by and between Baylake and NEW Bancshares, Inc., a Wisconsin corporation (“NEWBI”).  Under the Agreement, NEWBI will merge into Baylake, with Baylake as the surviving entity in the merger (the “First Merger”).  The First Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Baylake, which includes the proxy statement/prospectus relating to the First Merger (the “Proxy Statement/Prospectus”).

Baylake has also signed an Agreement and Plan of Merger dated September 8, 2015 with Nicolet Bankshares, Inc. (“Nicolet”) pursuant to which Baylake will merge into Nicolet, with Nicolet as the surviving entity in the merger (the “Second Merger”).  In the Second Merger, each share of Baylake common stock outstanding (including shares issued to former NEWBI shareholders in the First Merger) will be converted into the right to receive 0.4517 shares of Nicolet common stock.  In addition, Baylake is permitted to pay a special dividend of $0.40 per share to its common shareholders (including former NEWBI shareholders who receive Baylake shares in the First Merger) immediately prior to closing of the Second Merger.

You have requested our opinion regarding the material U.S. federal income tax consequences of the First Merger.  In rendering our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, the certificates of the parties to the mergers, and such other documents as we have deemed necessary or appropriate.  We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations, and warranties contained in the Agreement, the Registration Statement, and the certificates.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof):

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that the First Merger and Second Merger will be consummated in accordance with their respective agreements without breach or waiver of any material provision thereof;

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Baylake Corp.

October 16, 2015

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that the First Merger will be consummated in accordance with the certificates of the parties to the First Merger without breach or waiver of any material provision thereof;

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that the aggregate value of cash and any other non-stock consideration received by the NEWBI shareholders in the First Merger and Second Merger (including for this purpose any special or extraordinary dividends) does not exceed sixty percent (60%) of the total consideration value received by them in the First Merger.

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the genuineness of all signatures and the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

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the accuracy of any representation or statement made “to the knowledge of” or similarly qualified representation or statement.

While Baylake and NEWBI have structured the First Merger so that it should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), the timing of the Second Merger creates some uncertainty as to whether the First Merger will qualify as a reorganization due to the absence of explicit legal authority.  The Second Merger could be viewed by the Internal Revenue Service or court as a pre-existing plan or intention by the NEWBI shareholders to dispose of the Baylake common stock received in the First Merger, and the Internal Revenue Service or a court could question whether the requisite continuity of interest for the First Merger is present based on whether the continued holding of Nicolet common stock after the Second Merger is a sufficient continuation of the former NEWBI shareholders’ proprietary interest.  Under Section 1.368-1(e) of the Treasury Regulations, continuity of interest requires that, in substance, a substantial part of the value of the proprietary interests in NEWBI be preserved in the First Merger.

We are not aware of any Internal Revenue Service rulings or published cases that conclude that the continued holding of Nicolet stock by former NEWBI shareholders after the proposed Second Merger would be treated as satisfying the continuity of interest requirement with respect to the First Merger.  However, while there is no authority directly addressing this point, the policy underlying the continuity of interest requirement should not be violated by the receipt of Nicolet common stock by former NEWBI shareholders upon consummation of the Second Merger.  In a different type of continuity of interest context, Commissioner v. Morris Trust, 367 F.2d 794 (4th Cir. 1966) holds that the continuity of interest requirement for spin-off transactions under Section 355 of the Code is not violated when the distributing corporation is merged into an unrelated acquiring corporation pursuant to a plan existing at the time of the spin-off.  While there is no guarantee that the Internal Revenue Service or a court would apply the Section 355 continuity of interest requirement to all reorganizations under Section 368 of the Code, we believe the rationale behind the Morris Trust holding should be applicable to reorganizations such as the First Merger.  Furthermore, Section 1.368-1(e)(3) of the Treasury

Baylake Corp.

October 16, 2015

Regulations suggests that continuity of interest should be satisfied since the former shareholders of NEWBI will continue to indirectly own a proprietary interest in the NEWBI operations following the proposed Second Merger.

Based solely on the assumptions set forth above and (i) the underlying policy of the continuity of interest requirement, (ii) our assumption that the aggregate value of cash and any other non-stock consideration received by the NEWBI shareholders in the First Merger and Second Merger (including special or extraordinary dividends) does not exceed sixty percent (60%) of the total consideration value received by them in the First Merger, and (iii) the representations of NEWBI and Baylake management that the First Merger and Second Merger have independent significance and that management is not aware of any plan or intention by the NEWBI shareholders to dispose of the Nicolet stock they will receive in the proposed Second Merger and any other plan requiring a disposition of their Nicolet stock, we conclude that it is more likely than not that the continuity of interest requirement will be satisfied with respect to the First Merger, and, therefore, that it is more likely than not that the First Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  There can be no assurances that the Internal Revenue Service or a court would agree with this conclusion, since, as noted above, it is not based upon published authority.

Provided that the First Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then, under Section 356(a)(1) of the Code, the gain, if any, realized by NEWBI shareholders who receive Baylake common stock and cash in exchange for their NEWBI shares will be recognized by each such shareholder, but in an amount not in excess of the amount of cash received.  Under Section 356(a)(2) of the Code, if the exchange has the effect of a distribution of a dividend (determined with the application of the attribution rules of Section 318(a) of the Code), then the amount of the gain recognized that is not in excess of each such shareholder’s ratable taxable share of undistributed earnings and profits will be treated as a dividend.  The determination of whether the exchange has the effect of a distribution of a dividend will be made on a shareholder-by-shareholder basis under the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989).  Under Section 356(c) of the Code, no loss will be recognized by a NEWBI shareholder on the exchange.

Provided that the First Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then under Section 358(a)(1) of the Code, the basis of the Baylake stock received by NEWBI shareholders will be the same as the basis of the NEWBI stock surrendered in exchange therefor, decreased by the amount of cash received by such shareholder and increased by any amount that was treated as a dividend and the amount of capital gain or loss recognized by the shareholder on the exchange.  Under Section 1223(1) of the Code, the holding period of the Baylake stock received by the NEWBI shareholders will include the period during which the NEWBI stock surrendered in exchange therefor was held, provided that the NEWBI stock is held as a capital asset in the hands of the NEWBI shareholder on the date of the exchange.

Baylake Corp.

October 16, 2015

Provided that the First Merger qualifies a reorganization within the meaning of Section 368(a) of the Code, then, under Revenue Ruling 66-365, the payment of cash in lieu of fractional share interests of Baylake common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Baylake.  Under Section 302(a) of the Code, these cash payments will be treated as distributions in full payment in exchange for the stock redeemed, provided that the distribution is not essentially equivalent to a dividend with respect to a shareholder.  Provided that the fractional share interest is a capital asset in the hands of the recipient shareholder, then under Section 1001 of the Code, gain or loss (subject to the limitations of Section 267 of the Code) will be realized and recognized by such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the NEWBI shares surrendered, as determined under Section 1011 of the Code.

Our opinion concerning certain federal income tax consequences of the First Merger is limited to the specific federal income tax consequences presented above.  No opinion is expressed as to any transactions other than the First Merger, including any transactions undertaken in connection with the First Merger.  In addition, this opinion does not address any other federal, estate, gift, state, local, or foreign tax consequences that may result from the First Merger.

Our opinion represents our best judgment regarding the application of federal income tax laws, existing judicial decisions, administrative regulations and published rulings and procedures, all as of the date hereof.  Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position.  No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the First Merger.  Our opinion is being delivered prior to the consummation of the First Merger and therefore is prospective and dependent on future events.  No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the opinion stated herein.  We undertake no responsibility to advise you of any developments in the facts or in the application or interpretation of the federal income tax laws.

If any of the statements, representations, warranties, assumptions, or certificates upon which we have relied to issue this opinion are incorrect, our opinion shall be void and may not be relied upon.  Furthermore, if the aggregate value of cash and any other non-stock consideration received by the NEWBI shareholders in the First Merger and Second Merger (including any special or extraordinary dividends) exceeds sixty percent (60%) of the total consideration value received by them in the First Merger, our opinion shall be void and may not be relied upon.

Baylake Corp.

October 16, 2015

We hereby consent to the reference to this opinion letter in the Registration Statement, to the filing of our opinion as an exhibit to the Registration Statement, and to the use of our name under the section “Material United States Federal Income Tax Consequences of the First Merger” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ GODFREY & KAHN, S.C.

GODFREY & KAHN, S.C.